10.38 March 5, 2010 Exclusive Field of Use Agreement with California Power Research to license their BPS-5 topology, now marketed as Solus Topology.

Confidential portion(s) of this document have been redacted pursuant to protection as "confidential" under Exemption 4 of the Freedom of Information Act, 5 U.S.C. § 552(b)(4). A request for confidential treatment has been filed separately with the SEC.

BPS-5 LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of the last date of execution by a party to this agreement ("the Effective Date") by and between:

California Power Research, Inc., a corporation having its principal place of business at 9275 Trade Place, Suite A, San Diego, California 92126 ("LICENSOR")

and

Waytronx, Inc., a corporation having its principal place of business at 20050 SW 112th Avenue, Tualatin, Oregon 97062 ("LICENSEE").

WITNESSETH

WHEREAS, LICENSOR has developed technology relating to a SEPIC-FED BUCK DC to DC converter; and

WHEREAS, LICENSEE desires to obtain from LICENSOR a communication of said technology and a license to use said technology as provided for herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions

For the purposes of this Agreement the following terms shall have the following meanings:

A) "BPS-5 Technology" means the technology developed by LICENSOR relating to a SEPIC-FED BUCK DC to DC converter as described in Exhibit 1 annexed hereto and made a part hereof.

B) "Improvements to BPS-5 Technology" means:

i) extensions of existing power geometry (e.g., raising the power level and/or frequency)

ii) incorporation of technology in the public domain into the BPS-5 Technology.

Initial & Date
Licensor [signature] 3-5-10
Licensee [signature] 3/4/2010

C) "Know How" means all of LICENSOR's general and specific knowledge, experience, and information with respect to the BPS-5 Technology including, without limitation, the design for products utilizing the BPS-5 Technology which is to be disclosed under this Agreement.

D) "Licensed BPS-5" means a complete power supply product incorporating the BPS-5 Technology which power supply unit meets or exceeds the minimum parts, quality, and environmental requirements for qualification under United States Military Specification No. MIL-T-28800, as in effect as of the Effective Date of the Agreement, excluding Type I & II.

E) "Integrated Product(s)" means a product, other than a Licensed BPS-5, manufactured by LICENSEE which incorporates the Licensed BPS-5 as part thereof.

F) "Licensed Patent(s)" means any and all present and future patents in any country of the world owned or controlled by LICENSOR or his successor in interest which patents cover the BPS-5 Technology, Improvements to BPS-5 Technology, and/or products which incorporate the BPS-5 Technology.

G) "Licensed Product(s)" means products incorporating the Licensed Technology; provided, however that Licensed Products shall not include Type I & II products as defined by United States Military Specification No. MIL-T-28800

H) "Licensed Technology" means the BPS-5 Technology but only as the same relates to products meeting or exceeding the minimum parts, quality, and environmental requirements of United States Military Specification No. MIL-T-28800, as in effect as of the effective date of this Agreement; provided, however, that Licensed Technology shall not include technology applied specifically to Type I & II products as defined by United States Military Specification No. MIL-T-28800.

I) "Net Sales Price" means with respect to Licensed Products sold by LICENSEE or any sublicensee, the actual sales price of such Licensed Products as invoiced by LICENSEE or the sublicensee to the purchaser (if said purchaser is unrelated to LICENSEE), less returns and separately set forth charges included in the invoice price for packing, transportation, insurance, taxes, customs, and duties. In the event LICENSEE

Initial & Date
Licensor [signature] 3-5-10
Licensee [signature] 3/4/2010

sells Licensed Products to related or affiliated third parties or transfers Licensed Products in other than a normal sale (excluding non-revenue bearing transfers for demonstration including but not limited to reliability testing purposes), the Licensed Product shall be deemed to have been sold at a price that would have been charged if such sales had been made to an unrelated or unaffiliated third party or if such transfer had been made as a normal sale.

J) "New Product(s)" means any subsequent proprietary applications developed by LICENSOR and deriving from the BPS-5 Technology which applications are not disclosed in or contemplated by Exhibit 1.

K) "Sold" or "Used" means when first billed out, shipped, paid for or put into use, whichever shall first occur, excluding transfer for resale (but not for use) between LICENSEE and its affiliated companies and excluding non-revenue bearing transfers for demonstration including but not limited to reliability testing purposes.

2. Grant of License

A) LICENSOR hereby grants to LICENSEE an exclusive worldwide license to use the Licensed Technology, Licensed Patent(s) and Know-How to:

i) manufacture or have manufactured Licensed Products; and

ii) market, sell, lease, maintain, repair, give over, and dispose of Licensed Products.

B) LICENSOR shall provide to LICENSEE the Licensed Technology and Know-How within a reasonable time from the effective date.

C) LICENSEE shall have the opportunity to grant sublicenses as specified in Paragraph 7, subject to the obligations set forth herein including, but not limited to, those contained in Paragraph 5(B) (iv).

D) LICENSOR retains the right to use the BPS-5 technology subject only to those limitations expressly set forth herein.

Initial & Date
Licensor ______ 3-5-10
Licensee ______ 3/4/2010

3. Technical Assistance

A) LICENSEE/LICENSOR shall collaborate on an Engineering Services Agreement (ESA) as part of Exhibit 2 annexed hereto and made a part hereof and encompassing technology transfer and services during the initial 3 years of this License Agreement, including the following:

i) Invention disclosure(s) of BPS-5 Technology;

ii) Theory of operation;

iii) Design formulas for magnetics, power stage, and associated circuitry;

iv) Schematics; and

v) Engineering Services.

4. Non-Disclosure of Confidential Information

4.1 "Confidential Information" shall include any and all information with respect to Licensed Technology and Licensed Products that either of the parties ("the disclosing party")shall designate as confidential upon disclosure to the other ("the receiving party"). However, Confidential Information shall not include information that

A) at the time of disclosure is in the public domain;

B) after disclosure, becomes part of the public domain through no violation of this Agreement;

C) was in the possession of the party prior to disclosure by the other party; and/or

D) after disclosure is acquired by either party in good faith from a third party.

E) must be disclosed by virtue of a product-specific license granted pursuant to this Agreement.

4.2 The receiving party may also disclose confidential information upon order of a governmental agency, legislative body, or court of competent jurisdiction, provided it shall

Initial & Date
Licensor [signature] 3-5-10
Licensee [signature] 3/4/2010

first notify the disclosing party to allow the disclosing party to seek appropriate protections.

5. License Fee and Royalties

A) LICENSEE shall pay to LICENSOR fees and royalties per Exhibit 2 annexed hereto and made a part hereof.

i) in the case of a Licensed BPS-5 sold by LICENSEE, according to the Net Sales Price of each Licensed BPS-5 sold;

ii) in the case of an Integrated Product, according to the amount determined by multiplying the Net Sales Price of the Integrated Product by the percentage derived from dividing the Net Sales Price of the Licensed BPS-5 by the Net Sales Price of the Integrated Product; and

iii) in the case of any sublicense granted by LICENSEE pursuant to this Agreement, such fees and royalties as specified in Exhibit 2.

B) The obligation to pay royalties shall extend for a period of ten (10) years from the Effective Date of this agreement or to the expiration of the Licensed Patent(s), whichever shall occur last, provided, however, that no royalty shall be payable after the 10th year term in respect of any Licensed Products both made and sold in a country or countries in which no patents or patents pending within the Licensed Patent(s) are in effect.

6. Statements and Payments

A) Monthly, LICENSEE shall:

i) render to LICENSOR a statement computing royalties due LICENSOR in connection with Licensed Products sold by LICENSEE and specifying total Net Sales Price of Licensed Product sold or used or otherwise delivered by LICENSEE for sale or use during the preceding calendar month.

ii) pay royalties due from Paragraph 6(A)(i) for each calendar month within 30 days of the end of that month.

B) LICENSEE agrees to keep full and accurate records, files, and books of account for a period of five (5) years

Initial & Date
Licensor [initials] 3-5-10
Licensee [initials] 3/4/2010

following its report to LICENSOR containing all the data reasonably required for the computation and verification of the royalties paid and the information given in the statements provided for herein, and agrees to permit LICENSOR, through an independent Certified Public Accountant reasonably acceptable to LICENSEE, to inspect such records, files, and books of account during usual business hours for the purpose of verifying to LICENSOR the accuracy of reports made by LICENSEE to LICENSOR hereunder. Certified Public Accountant's fee shall be borne by LICENSOR, unless a discrepancy of greater than 5% is disclosed by audit, in which case LICENSEE shall bear the Certified Public Accountant's fee. Frequency of audit may not exceed once annual save if a prior audit has disclosed a discrepancy of greater than five percent(5%).

7. Sublicensees

A) LICENSEE may from time to time bring to the attention of LICENSOR parties who would be possible sublicensees. LICENSOR will give reasonable consideration to the granting of sublicenses and will not unreasonably withhold permission to grant such sublicenses. LICENSEE, however, does not have the right to grant to sublicensees the right to grant further sublicenses, nor to disclose, without the written consent of LICENSOR, any Confidential Information of LICENSOR.

B) Subject to the obligations of this agreement including, but not limited to, the obligation to pay fees and royalties to LICENSOR as stated hereunder and to LICENSOR'S consent, which will not be unreasonably withheld, LICENSEE shall have the right to determine the sublicensee fees and royalties to be paid to LICENSEE with respect to each sublicense granted by LICENSEE.

8. Product-Specific Licenses

A) LICENSOR may from time to time bring to the attention of LICENSEE parties who would be possible product-specific licensees. LICENSEE will give reasonable consideration to the granting of product-specific licenses and will not unreasonably withhold permission to grant such product-specific licenses.

B) product-specific license limits the licensee to use of the BPS-5 Technology in the particular product specified in the license, and is restricted to non-competing applications.

Initial & Date
Licensor ______ 3-5-10
Licensee ______ 3/4/2010

9. LICENSOR's warranty

A) LICENSOR warrants that, to the best of his knowledge and belief based upon reasonable investigation, the BPS-5 Technology and Know-How; the manufacture, use, and sales of Licensed Product(s); and the practice of the Licensed Patent(s) do not and will not infringe any patents, trade secrets, or other proprietary rights owned by third parties. LICENSOR represents and warrants that he is the exclusive owner of the Licensed Patent(s), BPS-5 Technology, and Know-How and that he has not granted, assigned, or hypothecated any right, license, or privilege with respect to the Licensed Patent(s), BPS-5 Technology, or Know-How to any third party anywhere in the World, excluding Type I & II of 1. H)

B) LICENSOR stipulates as follows:

i) The production process, i.e. fabrication, assembly, test, etc., for the BPS-5 Technology may be accomplished by routine, established, commonplace methods available to the marketplace at large.

ii) Excepting fabricated components (magnetics, printed-wire-board/conductors, case, etc.) all components are established, mature technology items, available through established distribution channels.

iii) Fabricated components may be produced by routine, established, commonplace methods available to the marketplace at large.

iv) BPS-5 products will consistently manifest the performance characteristics as received by LICENSEE and recited in the "BPS-5 Test Data ", a deliverable item at close. Standard component and manufacturing tolerances obtain.

C) Nothing in this Agreement constitutes a warranty or representation of any sort, express or implied, by LICENSOR to LICENSEE that LICENSEE shall be able to make, use, or sell Licensed Products based on disclosures made by LICENSOR to LICENSEE.

10. Indemnification

Initial & Date
Licensor [initials] 3-5-10
Licensee [initials] 3/4/2010

A) LICENSOR will defend, indemnify, and hold harmless LICENSEE against a claim that the BPS-5 Technology, Know-How, or Licensed Patent(s) infringe a patent, trade secret, copyright, or other proprietary right of a third party and will credit LICENSEE's resulting costs, damages, and attorney's fees finally awarded against LICENSEE'S royalty obligations under this Agreement, provided that:

i) LICENSEE promptly notifies LICENSOR of the claim; LICENSEE cooperates with LICENSOR in the defense thereof; and

ii) LICENSOR has sole control of the defense and all related settlement negotiations.

B) In no event will LICENSOR be liable for lost profits or for any other incidental, consequential, or special damages resulting from any claim of infringement.

C) If LICENSOR becomes aware of any claim that the BPS-5 Technology, Know-How, or Licensed Patent(s) may infringe a patent, trade secret, copyright, or other proprietary right of a third party from any source other than LICENSEE, he will promptly notify LICENSEE of such claim.

11. LICENSOR's Undertaking

A) LICENSOR shall promptly disclose to LICENSEE, in writing, all Improvements to the BPS-5 Technology.

B) LICENSOR stipulates that for a period of two years from the effective date hereof it will not, either directly or indirectly, sell, license, disclose, transfer, offer, or otherwise assist the introduction of technology competitive with the BPS-5 SEPIC-FED BUCK DC to DC converter topology in the power supply market anywhere in the world. LICENSOR acknowledges that this restriction is reasonable and necessary to secure to LICENSEE the benefits of this transaction. For purposes of this sub-section, neither technology in the public domain nor lower order BPS technology (BPS-1, BPS-2, BPS-3, BPS-4) nor Licensed Technology per MIL-T-28800, Type I & II, shall be deemed technology competitive with BPS-5 SEPIC-FED BUCK DC to DC converter technology.

12. Governing Law

Initial & Date
Licensor [handwritten initials] 3-25-10
Licensee [handwritten initials] 3/4/2010

The construction and legal effect of this Agreement shall be governed by the laws of the State of California. This Agreement has been drafted on the basis of mutual understanding so that neither party shall be prejudiced as being the drafter thereof.

13. Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties as to the subject matter hereof. No change or addition to this Agreement shall have effect unless in writing and signed by the parties hereto.

14. Right of First Refusal

LICENSOR grants to LICENSEE a right of first refusal for a license to manufacture, have manufactured, market, sell, lease, use, maintain, repair, give over, and dispose of all New Products conceived by LICENSOR. LICENSOR shall within ninety (90) days of conception of each New Product disclose same to LICENSEE in writing. Said disclosure shall contain the terms upon which LICENSOR is willing to grant a license, which terms, including royalty structure, shall be no more onerous than those contained in this Agreement. LICENSEE shall have ninety (90) days from the date of receipt of said disclosure to accept or reject a license on the terms offered. In the event LICENSEE rejects the terms, LICENSOR shall be free to offer a license for such New Products to any third party.

15. Enforcement

Should LICENSEE fail for any reason to pay fees and/or royalties as provided for in this Agreement, LICENSOR shall have the right, provided LICENSOR is not in default under this Agreement, to bring legal action against LICENSEE for the amount of fees and/or royalties due but unpaid and for the costs of such litigation, including reasonable attorney's fees incurred in that endeavor, or LICENSOR may give written notice, provided LICENSOR is not in default under this Agreement, of the default to LICENSEE and of his election to terminate this Agreement in the event that the default is not cured within thirty (30) days. If fees and/or royalties due and unpaid to LICENSOR remain unpaid for thirty (30) days following the receipt of said notice by LICENSEE, LICENSOR shall have the right to declare this

Initial & Date
Licensor ____ 3-5-10
Licensee ____ 3/4/2010

Agreement terminated whereupon it shall be from that date deemed terminated for all purposes.

16. LICENSEE's Obligation

A) LICENSEE shall use reasonable efforts to effect sales of Licensed Products.

B) LICENSEE agrees to mark Licensed Products in accordance with the statutes of the United States and applicable foreign countries relating to the marking of patented articles and articles which are the subject of a pending patent application.

C) LICENSEE undertakes to maintain the BPS-5 Technology, Know-How, and the Licensed Patent(s) in full force and effect and to take all reasonable steps to stop infringements thereof. Each party hereto shall promptly inform the other party of each such infringement of BPS-5 Technology, Know-How, or Licensed Patent(s) by third parties which comes to its knowledge. LICENSOR shall render reasonable assistance to LICENSEE in asserting the BPS-5 Technology, Know-How, and/or Licensed Patent(s) against third parties, but shall not be required to incur out-of-pocket costs therefore. LICENSOR may elect to, but shall not be required to, share pro-rata the legal costs of LICENSEE in such complaint and, if it so elects, it shall share pro-rata all amounts awarded as a result to such complaint.

17. Waiver

The failure of either party at any time to require performance by the other party of any provisions of this Agreement shall in no way affect such party's right to require such performance at any time thereafter.

18. Severability

If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable or contrary to any applicable state or federal law, such provision shall be void to the extent thereof, but the remainder of this Agreement shall remain valid and binding.

19. Amendment

Initial & Date
Licensor ____ 3-5-10
Licensee ____ 3/5/2010

This Agreement may not be amended or modified except in writing signed by both parties by their authorized officer or representative.

20. Headings

The headings of the several paragraphs are for convenience only and shall not be considered a part of this Agreement nor considered in the interpretation of any provision hereof.

21. Force Majeure

If performance of any part of this Agreement by either party is prevented or delayed by reason of any cause beyond the control of, and without the fault of the party affected, and which cannot be overcome by diligence (including, without limitation, acts of God, earthquakes, strikes, energy shortages, acts of civil or military authority, fires, floods, epidemics, wars and riots), the party affected shall be excused from such performance to the extent that it is necessarily prevented or delayed thereby, during the continuance of any such happening or event, and this Agreement shall be deemed suspended so long as and to the extent that any such cause prevents or delays its performance; provided, however, that after thirty (30) cumulative days of such suspension on the part of one (1) party, the other party may at its discretion terminate without liability its obligations under this Agreement. In order to obtain a suspension under this Article, the party delayed shall send written notice of the delay and the reason therefore to the other party within a reasonable time after the party delayed knew or should have known that performance would be delayed or prevented due to the Force Majeure in question.

22. Export Control and Applicable Law

Both parties agree to fully comply with the United States Export Control Regulations. If requested, each party agrees to sign written assurances and other export-related documents as may be required for the other party to comply with United States export and re-export regulations.

23. Notices

Initial & Date
Licensor ___ 3-5-10
Licensee ___ 3/4/2010

All notices and other communications shall be in writing and be transmitted by facsimile transmission and by U. S. mail, with postage prepaid, and shall be deemed to have been duly given when first received.

If to LICENSOR:

California Power Research, Inc.
9275 Trade Place, Suite A
San Diego, CA 92126
Facsimile Number: (858) 530-0402

If to LICENSEE:
Waytronx, Inc.
20050 SW 112th Avenue
Tualatin, Oregon 97062
Facsimile Number: (503) 612-2385

unless a different address shall have been duly given previously.

WAYTRONX, INC
LICENSEE

By [signature]
SIGNATURE

PRESIDENT + CEO
TITLE

3/4/2010
DATE

California Power Research, Inc.
(LICENSOR)

By [signature]
SIGNATURE

VICE-PRESIDENT, ENGR.
TITLE

3-5-10
DATE

Initial & Date
Licensor [initials] 3-5-10
Licensee [initials] 3/4/2010

EXHIBIT 1

BPS-5, USPTO Published Application Number 20090174375

Initial & Date
Licensor ~~ 3-5-10
Licensee ~~ 3/4/2010

EXHIBIT 2

1. License and Services Fees

a. $[redacted] per month starting upon execution of the BPS-5 license and continuing until LICENSOR delivers to LICENSEE a working, manufacturable prototype of a product meeting specific criteria ("First Commercial Product"), which will be mutually agreed between the parties, payable monthly (in advance), for a period not to exceed 36 consecutive months (Payment Period).

i. Once LICENSOR has delivered the First Commercial Product, LICENSEE shall make a one-time payment equaling an additional $[redacted] for every month prior and will then begin paying $[redacted] per month for the remainder of the 36 month total Payment Period.

ii. By way of example, if development of the First Commercial Product takes 6 months, then upon delivery of the First Commercial Product, LICENSEE shall make a one-time payment of $[redacted] to LICENSOR and shall then make an additional 30 monthly payments of $[redacted] per month thereafter.

iii. All ancillary costs, i.e., materials, PWB layout, supplier NRE, etc. will be paid by LICENSEE. That portion of these ancillary costs as expended by LICENSOR for sustained product development will not exceed $[redacted]/month or $[redacted] in annual composite, to be reimbursed to LICENSOR by LICENSEE on net 10 day terms. Substantial additional ancillary costs are inevitable, i.e., core tooling, production fixtures, etc., and will be borne by the LICENSEE.

iv. Deliverable criteria for the First Commercial Product(s) is independent of LICENSEE or affiliate performance.

v. Sustained product development contemplates a total of six Commercial Products within the Payment Period.

vi. If LICENSOR fails to deliver the First Commercial Product within nine months, then the LICENSEE shall have the option (if LICENSEE has made all payments due the LICENSOR to that date) for a 30

Initial & Date
Licensor [initials] 3-5-10
Licensee [initials] 3/4/2010

day period to cancel the BPS-5 License Agreement; in the event that the LICENSEE exercises this option, no rights or intellectual property of LICENSOR will vest or accrue to the benefit of the LICENSEE, and the LICENSEE will have no obligation to make any further payments to the LICENSOR, i.e., both parties' rights and intellectual property ownership will become as if the BPS-5 License Agreement had not been executed.

2. Royalties

a. Standard Royalty Rates [defined in Section 2(b) herein] shall apply to all products incorporating the BPS-5 Technology, with the exception of those products defined in Section 2(c) herein as also incorporating the Power-One Z-One® Technology.

b. BPS-5 Technology Products

i. [redacted]% of Net Sales Price on first $10 million of sales.

ii. [redacted]% of Net Sales Price on second $10 million of sales.

iii. [redacted]% of Net Sales Price on all sales above $20 million.

c. Non-isolated Point of Load Products using Power One Licensed Technology ("Power One Technology Products")

i. [redacted]% of Net Sales Price on first $10 million of sales.

ii. [redacted]% of Net Sales Price on second $10 million of sales.

iii. [redacted]% of Net Sales Price on all sales above $20 million.

iv. Power One Technology Products are defined as those non-isolated point of load modules using the BPS-5 technology with hardware capable of executing the Power-One Z-One® digital power control system for programming, controlling, and monitoring an array of Point of Load regulators using a data bus for communication with and control of the Point of Load regulators, as

Initial & Date
Licensor BG 3-5-10
Licensee LC 3/4/2010

defined under Power One's US Patent No. 7,000,125.

v. If as a result of litigation or other means, the Power-One Z-One® patents are found to be unenforceable and LICENSEE is no longer required to pay royalties to Power-One, then the Power One Technology Products will revert to the Standard Royalty Rate described in section 2(b) herein.

3. In any given month, for the first 36 month period, the greater amount of item 1. (License and Services Fee) or item 2. (Royalties) is payable. Thereafter, Royalties only are due monthly.

4. Once LICENSEE has paid to LICENSOR a total of $[redacted] in Royalty Payments, LICENSEE shall become the sole owner of the technology, with all associated rights, title, and interest.

Initial & Date
Licensor [initials] 3-5-10
Licensee [initials] 3/4/2010